UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K/A
Amendment No. 1 to
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2013
BioMed Realty Trust, Inc.
BioMed Realty, L.P.
(Exact name of registrant as specified in its charter)

Maryland	1-32261 (BioMed Realty Trust, Inc.) 000-54089 (BioMed Realty, L.P.)	20-1142292 (BioMed Realty Trust, Inc.) 20-1320636 (BioMed Realty, L.P.)

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
17190 Bernardo Center Drive
San Diego, California 92128
(Address of principal executive offices, including zip code)
______________________

Registrant's telephone number, including area code: (858) 485-9840
______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
BioMed Realty Trust, Inc. (the “Company”) and BioMed Realty, L.P. (the “Operating Partnership”) previously filed a Current Report on Form 8-K on June 3, 2013 (the “Original Form 8-K”) reporting the acquisition of Wexford Science & Technology, LLC (“Wexford S&T”) pursuant to the Agreement and Plan of Merger among the Company, the Operating Partnership, Westco Sub LLC, Wexford S&T and Wexford Equities, LLC (the “Merger”).
The Company and the Operating Partnership are filing this Current Report on Form 8-K/A in order to amend the Original Form 8-K to provide the required financial information related to the Merger.
Item 9.01 Financial Statements and Exhibits.

Page
(a) Financial Statements of Business Acquired.
Wexford Portfolio Financial Statements:
Independent Auditor's Report	3

Combined and Consolidated Balance Sheets as of March 31, 2013 (unaudited) and December 31, 2012 and 2011	4

Combined and Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012 (unaudited) and the years ended December 31, 2012 and 2011	5

Combined and Consolidated Statements of Equity for the three months ended March 31, 2013 (unaudited) and years ended December 31, 2011 and 2012	6

Combined and Consolidated Statements of Cash Flows for the three months ended March 31, 2013 and 2012 (unaudited) and the years ended December 31, 2012 and 2011	7

Notes to the Combined and Consolidated Financial Statements	9

(b) Pro Forma Financial Information.
Unaudited Pro Forma Consolidated Financial Statements of BioMed Realty Trust, Inc.
Unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2013 and the year ended December 31, 2012	23

Unaudited Pro Forma Consolidated Financial Statements of BioMed Realty, L.P.
Unaudited Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2013 and the year ended December 31, 2012	26

Notes to Unaudited Pro Forma Consolidated Statements of Operations	28

(d) The following exhibit is filed herewith: Exhibit 23.1: Consent of KPMG LLP, independent auditors.

Signatures

Independent Auditor's Report
The Board of Directors
BioMed Realty Trust, Inc.
and

The Board of Directors of the General Partner
BioMed Realty, L.P.:

We have audited the accompanying combined and consolidated financial statements of Wexford Science & Technology, LLC and subsidiaries, Wexford Finance, LLC, and Wexford Development, LLC, (collectively, the "Wexford Portfolio"), which comprise the combined and consolidated balance sheets as of December 31, 2012 and 2011, and the related combined and consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the combined and consolidated financial statements.
Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these combined and consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined and consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined and consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined and consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the combined and consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined and consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the combined and consolidated financial statements referred to above present fairly in all material respects, the financial position of the Wexford Portfolio as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
San Diego, California
August 14, 2013

WEXFORD PORTFOLIO
COMBINED AND CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2013	2012	2011
	(Unaudited)
ASSETS
Investments in real estate, net	$445,808	$435,225	$420,104
Cash and cash equivalents	11,942	2,572	1,980
Restricted cash	85,618	87,289	114,577
Accounts receivable, net	1,894	2,368	1,768
Accrued straight-line rents, net	16,798	15,467	9,857
Deferred leasing costs, net	24,268	24,289	15,772
Other assets	20,307	20,487	17,896
Total assets	$606,635	$587,697	$581,954
LIABILITIES AND EQUITY
Mortgage notes payable	$428,246	$422,515	$426,032
Accounts payable, accrued expenses and other liabilities	30,541	26,740	33,708
Total liabilities	458,787	449,255	459,740
Equity:
Controlling interest	144,751	135,019	121,735
Noncontrolling interests	3,097	3,423	479
Total equity	147,848	138,442	122,214
Total liabilities and equity	$606,635	$587,697	$581,954

See accompany notes to combined and consolidated financial statements.

WEXFORD PORTFOLIO
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	For the Three Months Ended		For the Years Ended
	March 31,		December 31,
	2013	2012	2012	2011
	(Unaudited)	(Unaudited)
Revenues:
Rental	$10,444	$8,480	$37,199	$24,903
Tenant recoveries	3,021	2,621	11,109	8,991
Other revenue	220	633	965	973
Total revenues	13,685	11,734	49,273	34,867
Expenses:
Rental operations	6,821	6,606	24,550	22,217
Depreciation and amortization	6,620	8,434	28,094	16,735
General and administrative	1,130	976	6,953	3,513
Acquisition-related expenses	33	867	1,136	307
Total expenses	14,604	16,883	60,733	42,772
Loss from operations	(919)	(5,149)	(11,460)	(7,905)
Equity in net income/(loss) of unconsolidated partnerships	87	(23)	(32)	(18)
Interest expense, net	(3,910)	(3,770)	(14,301)	(11,838)
Net loss	(4,742)	(8,942)	(25,793)	(19,761)
Net loss attributable to noncontrolling interests	326	1,106	1,935	809
Net loss attributable to controlling interest	$(4,416)	$(7,836)	$(23,858)	$(18,952)

See accompanying notes to combined and consolidated financial statements.

WEXFORD PORTFOLIO
COMBINED AND CONSOLIDATED STATEMENTS OF EQUITY
(In thousands)

	Controlling Interest	Noncontrolling Interests	Total
Balance, December 31, 2010	$138,393	$539	$138,932
Contributions	8,154	179	8,333
Fair value of retained member's interest	—	570	570
Distributions	(5,860)	—	(5,860)
Net loss	(18,952)	(809)	(19,761)
Balance, December 31, 2011	121,735	479	122,214
Contributions	40,380	4,879	45,259
Distributions	(3,238)	—	(3,238)
Net loss	(23,858)	(1,935)	(25,793)
Balance, December 31, 2012	135,019	3,423	138,442
Contributions (unaudited)	14,211	—	14,211
Distributions (unaudited)	(63)	—	(63)
Net loss (unaudited)	(4,416)	(326)	(4,742)
Balance, March 31, 2013 (unaudited)	$144,751	$3,097	$147,848

See accompanying notes to combined and consolidated financial statements.

WEXFORD PORTFOLIO
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)

	For the Three Months Ended		For the Years Ended
	March 31,		December 31,
	2013	2012	2012	2011
	(Unaudited)	(Unaudited)

Operating activities:
Net loss	$(4,742)	$(8,942)	$(25,793)	$(19,761)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	6,620	8,434	28,094	16,735
Allowance for doubtful accounts	446	182	191	858
Non-cash revenue adjustments	112	206	1,031	615
Other non-cash adjustments	151	98	547	258
Changes in operating assets and liabilities:
Accounts receivable	28	781	(791)	(1,107)
Accrued straight-line rents	(1,331)	(1,444)	(5,610)	(3,642)
Deferred leasing costs	(694)	(1,291)	(4,227)	(7,592)
Other assets	113	(2,027)	(492)	(2,616)
Accounts payable, accrued expenses and other liabilities	2,384	1,358	3,117	(5,368)
Net cash provided by / (used in) operating activities	3,087	(2,645)	(3,933)	(21,620)
Investing activities:
Purchases of investments in real estate and related intangible assets	—	—	(4,550)	(1,201)
Capital expenditures	(17,625)	(24,524)	(49,552)	(105,605)
Contributions of tax credits, net of costs	2,676	16,190	22,013	12,909
Investments in unconsolidated partnerships, net	—	(16)	(1,159)	(2,369)
Principal advances to borrowers	—	(359)	(1,633)	(545)
Payments received on notes receivable	133	—	1,049	—
Deposits to restricted cash	—	(2,969)	(4,928)	(15,169)
Release from restricted cash	1,671	—	32,216	50,732
Net cash used in investing activities	(13,145)	(11,678)	(6,544)	(61,248)
Financing activities:
Payment of deferred loan costs	(451)	(2)	(1,556)	(6,396)
Principal payments on mortgage notes payable	(41,012)	(17,061)	(37,886)	(60,941)
Proceeds from mortgages and construction loans payable	46,743	13,408	13,369	148,531
Capital contributions from controlling interest	14,211	18,767	40,380	8,154
Distributions to controlling interest	(63)	(439)	(3,238)	(5,860)
Net cash provided by financing activities	19,428	14,673	11,069	83,488

Net increase in cash and cash equivalents	9,370	350	592	620
Cash and cash equivalents at beginning of period	2,572	1,980	1,980	1,360
Cash and cash equivalents at end of period	$11,942	$2,330	$2,572	$1,980
Supplemental disclosure of cash flow information:
Cash paid during the period for interest (net of amounts capitalized)	$3,842	$3,136	$13,480	$11,395
Supplemental disclosure of non-cash investing and financing activities:
Accrued additions to real estate and related intangible assets	$2,123	$—	$763	$14,443
Mortgage notes assumed	—	—	21,000	21,556
Contribution - Land	—	—	4,879	179
Fair-value of retained member's interest	—	—	—	570
See accompanying notes to combined and consolidated financial statements.

WEXFORD PORTFOLIO
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2013 and 2012 (unaudited) and Years Ended December 31, 2012 and 2011
(References made to the three months ended March 31, 2013 and 2012 are unaudited)
(Tabular amounts in thousands)

(1) Organization and Summary of Significant Accounting Policies
Wexford Science & Technology, LLC (“WST”), a subsidiary of Wexford Equities, LLC, was organized on December 5, 2005 as a Maryland limited liability company. WST was formed to acquire, manage, develop, own, hold and sell real estate properties. Wexford Development, LLC (“Development”), a subsidiary of Wexford Equities, LLC, was organized on December 5, 2005 as a Maryland limited liability company. Development was formed to provide development services to WST. Wexford Finance, LLC (“Finance”), a subsidiary of Wexford Equities, LLC, was organized on December 5, 2005, as a Maryland limited liability company. Finance was formed to obtain financing necessary for WST's properties. WST, Development and Finance are under common control and management and are collectively referred to as the “Company”. As of December 31, 2012 and 2011, the Company's properties or investments were as follows:

Entities as of December 31, 2011	Abbreviation	Ownership Interest	Project (Location)
CRB Investors, LLC (1)	CRBI	99%	Illinois Institute of Technology (Chicago, IL)
Wexford Hershey, LLC (2)	HCAR	100%	Hershey Medical Center (Hershey, PA)
Wexford BioPark Land Acquisition I, LLC (3)	WBLA	100%	UMB BioPark (Baltimore, MD)
Wexford Baltimore Garage, LLC (4)	WBG	100%	UMB BioPark - Garage (Baltimore, MD)
Wexford ODU, LLC	ODU	100%	Old Dominion University (Norfolk, VA)
Wexford ODU 2, LLC	ODU2	99%	Old Dominion University (Norfolk, VA)
Wexford BSP Partners, LLC (5)	UMB	100%	UMB BioPark (Baltimore, MD)
Wexford BSP Three Partners, LLC (6)	UMB3	99%	UMB BioPark (Baltimore, MD)
Wexford Maryland BioPark One, LLC(7)	WMBP1	100%	UMB BioPark (Baltimore, MD)
Wexford 3701, LLC	WSC1	100%	Investment in 3701 University City Science Center (Philadelphia, PA) Sold during 2008
Wexford Science Center 2, LLC (8)	WSC2	100%	3711 and 3737 Market Street (Philadelphia, PA)
Townsend CRB Development, LLC	TCRB	99%	Illinois Institute of Technology (Chicago, IL)
Wexford Danforth, LLC	WDAN	100%	Bio-Research & Development Growth Park at the Danforth Center (St. Louis, MO)
BRDG Park at Danforth Center, LLC	BRDG	100%	Bio-Research & Development Growth Park at the Danforth Center (St. Louis, MO)
Wexford Miami Holding, LLC (9)	WMH	99%	University of Miami (Miami, FL)
3711 Mid-Atlantic, LLC	3711M	25%	3711 Market Street (Philadelphia, PA) Dissolved in 2012
Building Two Café , LLC	B2CAF	100%	UMB BioPark (Baltimore, MD)
Wexford Building 91 Manager LLC (10)	WWS	100%	Wake Forest University (Winston Salem, NC)

2012 Entity Additions	Abbreviation	Ownership Interest	Project (Location)
Wexford 4320 Forest Park LLC	WFP	100%	CORTEX I Building (St. Louis, MO)
Wexford Heritage Manager LLC (11)	WHML	100%	Heritage - historic rehabilitation project (St. Louis, MO)
______________

(1)	CRBI owns a 90% membership interest in Townsend Chicago, LLC (“TCLLC”) and a 0.1% membership interest in CRB Federal, LLC (“CRBF”), which owns the remaining 10% membership interest in TCLLC.

(2)
HCAR owns (a) a 100% membership interest in Wexford Hershey Holdings One, LLC, which in turn owns a 100% membership interest in Hershey Research One, LLC, and (b) a 100% membership interest in Wexford Hershey Holdings Two, LLC, which in turn owns a 100% membership interest in Hershey Research Two, LLC.

(3)	WBLA owns a 50% membership interest in BioPark Fremont, LLC.

(4)	WBG owns a 100% membership interest in Baltimore Garage Funding, LLC.

(5)
UMB owns a 99% membership interest in BSP Holding, LLC (“BSP”), which in turn owns a 100% membership interest in Wexford UMB 2, LLC (“UMB2”), which in turn owns a 100% membership interest in Wexford BSP Funding, LLC.

(6)	UMB3 owns a 100% membership interest in BSP Three Holding, LLC, which in turn owns a 100% membership interest in each of Wexford Maryland BioPark 3, LLC and Wexford-Baltimore Poppleton, LLC (“WBPL”).

(7)
WMBP1 owns a 67.5% membership interest in Baltimore Life Sciences Research Park, LLC, which in turn owns (a) a 100% interest in Baltimore LSRP One, Business Trust, which in turn owns a 100% membership interest in BLSRP Funding I, LLC, and (b) a 100% interest in Baltimore LSRP Two, Business Trust, which in turn owns a 100% membership interest in BLSRP Funding II, LLC.

(8)
WSC2 owns (a) a 50% membership interest in Wexford-UCSC II GP, LLC, which in turn owns a 1% membership interest in Wexford-UCSC II, LP, (b) a 59.5% membership interest in Wexford-UCSC II, LP, (c) a 68% membership interest in Wexford-UCSC 3737 Joint Venture, LLC, which in turn owns (i) a 100% membership interest in Wexford-UCSC 3737 Member, LLC, which in turn owns an 11% membership interest in Wexford-UCSC 3737, LLC, which in turn owns an 89% membership interest in 3737 Fee Owner, LLC, and (ii) an 89% membership interest in Wexford-UCSC 3737, LLC.

(9)	WMH owns a 100% membership interest in Wexford Miami, LLC (“WMIA”).

(10)
WWS owns (a) a 65% membership interest in Wexford Winston-Salem Holding 91, LLC (“WWSH”), which in turn owns a 100% membership interest in Wexford Winston-Salem Building 91, LLC, and (b) a 0.01% membership interest in Wexford Building 91 MT, LLC, which in turn owns the remaining 35% membership interest in WWSH.

(11)
WHML owns (a) a 0.01% membership interest Wexford Heritage MT, LLC (“WHMT”), which in turn owns a 30% membership interest in Wexford Heritage Holding, LLC, which in turns owns a 100% membership interest in Wexford Heritage, LLC, and (b) a 70% membership interest in Wexford Heritage Holding, LLC.

On December 7, 2005, the Company acquired interests in certain real estate projects from Townsend Capital, LLC which were under development or being considered for development. Each of the real estate project entities acquired was formed as a single purpose entity to pursue specific real estate development projects. The base purchase price for these projects was determined in an amount sufficient to reimburse the seller for existing development costs incurred by the entities. The remaining balance of the purchase price (the “Deferred Purchase Price”) is contingent upon project stabilization (which is defined as the time the leases have been executed and tenant improvements have been built out for at least 85% of the total square footage of the project) and is between 1.5% and 3% of the total development costs of the properties. The Company plans to capitalize these additional payments into the cost of the respective properties. The obligation to pay the Deferred Purchase Price is in effect for any project for which development commenced between December 7, 2005 and December 7, 2010 (except for additional projects with UMB or University City Science Center (UCSC), for which the obligation extends for projects which commence development between December 7, 2005 and December 7, 2012). For the years ended December 31, 2012 and 2011, the Company capitalized additional contingent consideration of approximately $4.4 million and $1.5 million, respectively. As of December 31, 2012, projects at ODU, HCAR, UCSC and University of Miami have not reached stabilization, which may require the Company to make future payments of the Deferred Purchase Price once stabilization is achieved.

Basis of Presentation and Consolidation

These combined and consolidated financial statements reflect the financial position, results of operations, changes in equity and cash flows of the Company on a combined and consolidated basis. All intercompany transactions and balances have been eliminated. These statements have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”).

Business Combinations

The Company follows the provisions of the Financial Accounting Standards Board's Accounting Standards Codification (the “Codification”) Topic on Business Combinations and records all assets acquired and liabilities assumed in a business combination at fair-value, determined as of the date of acquisition. All acquisition costs are expensed as incurred.

Variable Interest Entities

In general, a variable interest entity (“VIE”) is an entity or other legal structure used to conduct activities or hold assets that satisfies one of the following three criteria: (1) it has insufficient equity to carry out its principal activities without additional subordinated financial support, (2) it has equity owners that lack the authority to make significant decisions regarding the entity's activities, or (3) it has equity owners that do not have an obligation to absorb losses or a right to receive returns generated by its activities. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE's most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities, and noncontrolling interests at fair-value and subsequently account for the VIE as if it were consolidated based on majority voting interest. As of December 31, 2012 and 2011, the Company had variable interests in VIEs, which included lease agreements, debt and equity investments, and other contractual arrangements.
The Company is a party to certain contractual arrangements with tax credit investors (“TCIs”) that were established to enable the TCIs to receive the benefits of historic tax credits (“HTCs”) and/or new market tax credits (“NMTCs”) for certain properties owned by the Company. At December 31, 2012 and 2011, the Company owned properties that had syndicated HTCs or NMTCs, or both, to TCIs.

Historic and New Market Tax Credits

Capital contributions are made by TCIs into special purpose entities that ultimately invest these funds in the entity that owns the subject property that generates the tax credits. The TCIs are allocated substantially all of the tax credits and hold only a noncontrolling interest in the economic risk and rewards of the special purpose entities. HTCs are delivered to the TCI upon substantial completion of the project. NMTCs are allowed up to 39% of a qualified investment and are delivered to the TCI after the investment has been funded and spent on a qualified business. HTCs are subject to 20% recapture per year beginning one year after the completion of the historic rehabilitation of the subject property. NMTCs are subject to 100% recapture until the end of the seventh year following the qualifying investment. Wexford Equities, LLC has provided the TCIs with certain guarantees which protect the TCIs from loss should a tax credit recapture event occur. The contractual arrangements with the TCIs include a put/call provision whereby the Company may be obligated or entitled to repurchase the ownership interest of the TCIs in the special purpose entities at the end of the tax credit recapture period. The Company believes it is probable that either the TCIs will exercise their put rights or the Company will exercise its call; however, the Company anticipates that the put rights are more likely to be exercised.

The Company has determined that the special purpose entities are VIEs, since there is insufficient capital to finance their activities without further subordinated financial support. The Company has determined it is the primary beneficiary, because it has the authority to direct the activities which most significantly impact the economic performance of these special purpose entities.

The portion of the TCI's capital contribution that is attributed to the put is included in other liabilities on the Company's combined and consolidated balance sheets and is accreted to the expected put price. As of March 31, 2013, December 31, 2012 and December 31, 2011, the put liability was approximately $2.9 million, $2.8 million and $2.5 million, respectively. The remaining balance of the TCI's capital contribution is initially recorded in other liabilities in the combined and consolidated balance sheets and will be relieved, upon delivery of the tax credit to the TCI, as a reduction of carrying value of the subject property, net of allocated expenses. For the three months ended March 31, 2013 and for the years ended December 31, 2012 and 2011, approximately $2.7 million, $22.0 million and $12.9 million, respectively, of tax credits, net of costs and estimated put/call payments, were contributed by TCIs which were initially recorded as other liabilities in the combined and consolidated balance sheets, all of which have been delivered to the TCIs and were reclassified as a reduction of the carrying value of the subject property. Direct and incremental costs incurred in structuring the transaction are deferred and will be recognized as an increase in the cost basis of the subject property upon the recognition of the related tax credit as discussed above.

The Company has determined that certain special purpose entities owning properties under development are VIEs, since there is insufficient capital to finance the remaining development activities without further subordinated financial support. The Company has determined it is the primary beneficiary, because it has the authority to direct the activities which most significantly impact the economic performance of these special purpose entities. Selected financial data of the VIEs at March 31, 2013 and December 31, 2012 consisted of the following (in thousands). Balances at December 31, 2011 were insignificant.

	March 31, 2013	December 31, 2012
	(unaudited)
Investment in real estate, net	$26,233	$15,404
Total assets	29,334	19,665
Total liabilities	6,966	32

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash and short-term investments with original maturities of three months or less when purchased, stated at cost which approximates fair-value.
Wexford Equities, LLC maintains cash on behalf of the Company and transfers cash to the Company as needed to support ongoing operations.
Restricted Cash
The Company, pursuant to certain loan agreements and tax credit structures, is required to maintain cash in restricted bank accounts to be used for future project costs in accordance with the governing documents. As the Company satisfies the underlying requirements within the agreements, the restricted cash is released to the applicable entity in accordance with the terms of the agreements. The amount of restricted cash included in other assets in the combined and consolidated balance sheets at March 31, 2013, December 31, 2012 and December 31, 2011 is approximately $85.6 million, $87.3 million and $114.6 million, respectively.
Investment in Real Estate
Investment in real estate, consisting of land, buildings, tenant improvements and construction-in-progress, is recorded at cost. The cost of buildings and improvements developed by the Company include the purchase price of the land, legal fees, acquisition costs, interest, property taxes and other costs of construction and development. All future development project costs are capitalized into construction-in-progress until all efforts to pursue development have been abandoned, at which time the costs are charged to acquisition-related expenses. Buildings and tenant improvements are placed in service upon receipt of the certificate of completion, certificate of occupancy or similar document. Unamortized tenant improvement costs are charged to expense upon tenant lease termination. Depreciation, which commences once an asset is placed in service, is recorded in on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	39 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Impairment of Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The review of recoverability is based on an estimate of the future undiscounted cash flows (excluding interest charges) expected to result from the long-lived asset’s use and eventual disposition. These cash flows consider factors such as expected future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a long-lived asset, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair-value of the property. The Company is required to make subjective assessments as to whether there are impairments in the values of its investments in long-lived assets. These assessments have a direct impact on the Company’s net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Although the Company’s strategy is to hold its properties over the long-term, if the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized to reduce the property to the lower of the carrying amount or fair-value, and such loss could be material. The Company did not have any impairment loss on long-lived assets for the three months ended March 31, 2013 and 2012 and for the years ended December 31, 2012 and 2011.

Accounts Receivable
Tenant receivables are reported net of an allowance for doubtful accounts when they are determined to be uncollectible. Management's estimate of the allowance is based on historical collection experience and a periodic review of the accounts by management. It is reasonably possible that management's estimate of the allowance will change. As of March 31, 2013, December 31, 2012 and December 31, 2011, the allowance for doubtful accounts was approximately $0, $365,000 and $364,000, respectively.
Deferred Lease Costs
Deferred lease costs consist of deferred lease commissions and acquired intangible assets, including below-market ground leases, in-place leases, above-market leases, and deferred lease incentives.
Deferred lease commissions and related costs are amortized over the term of the respective tenant leases using the straight-line method. Unamortized deferred lease costs are charged to expense upon tenant lease termination. Amortization expense related to deferred leasing commissions was approximately $112,000 and $69,000 for three months ended March 31, 2013 and 2012, respectively, and $371,000 and $224,000 for the years ended December 31, 2012 and 2011, respectively.

The Company acquired certain intangible assets in connection with the business combination described in Note 3 below. These intangible assets are amortized over their estimated useful lives using the straight-line method for financial reporting purposes as follows:

Acquired in-place leases	Non-cancelable term of the related lease
Acquired above-market leases	Non-cancelable term of the related lease
Acquired below-market ground leases	Non-cancelable term of the related lease

Amortization expense related to below market ground leases, in-place leases and above market leases was approximately $270,000 and $149,000 for the three months ended March 31, 2013 and 2012, respectively, and $744,000 and $422,000 for the years ended December 31, 2012 and 2011, respectively.

The Company has executed lease agreements with certain tenants that provide incentives to tenants for executing the lease. These incentives include payments to be made to, or on behalf of, the tenants. These lease incentives are deferred and amortized as a reduction in rental income over the term of the respective leases, using the straight-line method. Unamortized deferred lease incentives are charged to expense upon tenant lease termination. For the three months ended March 31, 2013 and 2012, the amortization of such lease incentives decreased revenue by approximately $239,000 and $153,000, respectively. For the years ended December 31, 2012 and 2011, the amortization of such lease incentives decreased revenue by approximately $652,000 and $407,000, respectively.

As of December 31, 2012 estimated amortization of deferred lease costs for the next five years was as follows (in thousands):

2013	$2,051
2014	2,056
2015	2,051
2016	2,014
2017	1,895
Thereafter	14,222
$24,289
Mortgage Costs

Costs incurred in connection with obtaining mortgages or other permanent financing are initially recorded as other assets in the Company's combined and consolidated financial statements and amortized over the term of the related obligations using the straight-line method which approximates the effective yield method. Unamortized mortgage costs are charged to expense upon prepayment or substantial modification of the obligation. Amortization expense related to deferred mortgage costs was approximately $385,000 and $401,000 for the three months ended March 31, 2013 and 2012, respectively, and $1.2 million and $1.1 million for the years ended December 31, 2012 and 2011, respectively.
Investment in Unconsolidated Subsidiaries
Investments in unconsolidated real estate joint ventures and VIEs in which the Company is not the primary beneficiary and has significant influence, but not control, are recorded under the equity method of accounting in the accompanying combined and consolidated financial statements. Under the equity method, investments in real estate joint ventures and VIEs are stated at cost, adjusted for the Company's share of net earnings or losses and reduced by distributions. Equity in earnings of real estate joint ventures and VIEs is generally recognized based on the allocation of estimated cash distributions assuming the liquidation of each investment at net book value.
Investments representing passive preferred equity and/or minority interests (less than 20%), in which the Company does not have significant influence, are accounted for under the cost method. Under the cost method, these investments are carried at cost and adjusted for other-than-temporary declines in fair-value, distributions representing a return of capital and additional investments.
Revenue Recognition
The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. In determining what constitutes the leased asset, the Company evaluates whether the Company or the lessee is the owner, for accounting purposes, of the tenant improvements. If the Company is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Company concludes that it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized on a straight-line basis over the remaining non-cancellable term of the respective lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct improvements. The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins. The Company considers a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retain legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease;

•	the responsible party for construction cost overruns; and

•	who constructs or directs the construction of the improvements.
The determination of who owns the tenant improvements, for accounting purposes, is subject to significant judgment. In making that determination, the Company considers all of the above factors. However, no one factor is determinative in reaching a conclusion.

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in accrued straight-line rents on the accompanying combined and consolidated balance sheets and contractually due but unpaid rents are included in accounts receivable. Existing leases at acquired properties are reviewed at the time of acquisition to determine if contractual rents are above or below current market rents for the acquired property. An identifiable lease intangible asset or liability is recorded based on the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) the Company’s estimate of the fair market lease rates for the corresponding in-place leases at acquisition, measured over a period equal to the remaining non-cancelable term of the leases and any fixed rate renewal periods (based on the Company’s assessment of the likelihood that the renewal periods will be exercised). The capitalized above-market lease values are amortized as a reduction of rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental revenue on a straight-line basis over the remaining non-cancelable terms of the respective leases and any fixed-rate renewal periods, if applicable. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off. For the three months ended March 31, 2013 and 2012 the straight-line rent adjustment increased revenue by approximately $1.3 million and $1.5 million, respectively. For the years ended December 31, 2012 and 2011, the straight-line rent adjustment increased revenue by approximately $5.7 million and $3.7 million, respectively.

Rental operations expenses, consisting of real estate taxes, insurance and common area maintenance costs, are subject to recovery from tenants under the terms of lease agreements. Amounts recovered are dependent on several factors, including occupancy and lease terms. Revenues are recognized in the period the expenses are incurred. The reimbursements are recorded in revenues as tenant recoveries, and the expenses are recorded in rental operations expenses, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.

On an ongoing basis, the Company evaluates the recoverability of tenant balances, including rents receivable, accrued straight-line rents, tenant improvements, deferred leasing costs and any acquisition intangibles. Factors considered by the Company as part of this evaluation include, among other things, the financial strength of the tenant and any guarantors, a review of publicly filed documents and analyst research reports, a review of the tenant's cash balance and estimated cash "burn" rate if the tenant's cash flow from operations is negative, and the tenant's payment history. When it is determined that the recoverability of tenant balances is not probable, an allowance for expected losses related to tenant receivables, including accrued straight-line rents is recorded as a charge to earnings. Upon the termination of a lease, the amortization of tenant improvements, deferred leasing costs and acquisition intangible assets and liabilities is accelerated to the expected termination date as a charge to their respective line items and tenant receivables are written off as a reduction of the allowance in the period in which the balance is deemed to be no longer collectible. For financial reporting purposes, a lease is treated as terminated upon a tenant filing for bankruptcy, when a space is abandoned and a tenant ceases rent payments, or when other circumstances indicate that termination of a tenant’s lease is probable (e.g., eviction). Lease termination fees are recognized in other income when the related leases are canceled, the amounts to be received are fixed and determinable and collectability is assured, and when the Company has no continuing obligation to provide services to such former tenants.

Prepaid Ground Rent

The Company, through its subsidiaries, has entered into ground lease agreements for the land underlying certain real estate assets owned by the various subsidiaries (see Note 8). The TCLLC and BLSRP agreements require a portion of the rent to be paid in advance. The Company has recorded these payments as prepaid rent, which is included in other assets in the accompanying combined and consolidated balance sheets and amortizes the payments to ground rent expense on a straight-line basis, over the term of the respective leases. For both the three months ended March 31, 2013 and 2012, the straight-line rent adjustment increased ground rent expense by approximately $68,000. For the years ended December 31, 2012 and 2011, the straight-line rent adjustment increased ground rent expense by approximately $273,000 and $262,000, respectively. As of March 31, 2013, December 31, 2012 and December 31, 2011, approximately $652,000, $720,000 and $993,000 of prepaid rent were included in other assets in the accompanying combined and consolidated balance sheets, respectively.

In 2005, the Company purchased land from an unrelated third party in connection with the development the UMB BioPark project. The original cost of the land and related settlement costs was approximately $5.1 million. During 2011, the Company conveyed its interest in this land to RPC 801, LLC, an unrelated third party, in exchange for a long-term ground lease which requires annual payments of $1 per year. The Company has reclassified the original cost of the land to other assets on the accompanying combined and consolidated balance sheets and amortizes the original cost of the land to ground rent expense over the remaining lease term through January 31, 2083. For the three months ended March 31, 2013 and 2012, ground rent expense related to this transaction was approximately $17,000. For the years ended December 31, 2012 and 2011, ground rent expense related to this transaction was approximately $67,000 and $335,000, respectively.
Deferred Ground Rent
The Company, through its subsidiaries, has entered into ground lease and sublease agreements for the land underlying certain real estate assets owned by the various subsidiaries (see Note 8). Rent expense under these ground lease and sublease agreements is recognized on a straight-line basis over the term of the respective leases and recorded as deferred ground rent payable in the accompanying combined and consolidated balance sheets. For both the three months ended March 31, 2013 and 2012, the straight-line rent adjustment increased ground rent expense by approximately $152,000. For the years ended December 31, 2012 and 2011, the straight-line rent adjustment increased ground rent expense by approximately $607,000 and $436,000, respectively.
Income Taxes
The Company has elected to be treated as a pass-through entity for income tax purposes and, as such, is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns.  The Company's federal tax status as a pass-through entity is based on its legal status as a limited liability company. Accordingly, the Company is not required to take any tax positions in order to qualify as a pass-through entity. The combined and consolidated financial statements do not reflect a provision for income taxes and the Company has no other tax positions which must be considered for disclosure.
(2) Investment in Real Estate
Investment in real estate consisted of the following (in thousands):

	March 31, 2013	December 31, 2012	December 31, 2011
	(Unaudited)
Land	$15,478	$15,463	$10,306
Buildings	264,996	269,944	265,323
Tenant improvements	187,336	181,461	165,301
Construction in progress	51,476	38,047	28,034
	519,286	504,915	468,964
Accumulated depreciation	(73,478)	(69,690)	(48,860)
	$445,808	$435,225	$420,104

(3) Acquisitions

WST acquired the following properties during the years ended December 31, 2012 and 2011. The table below reflects the purchase price allocation for these acquisitions (in thousands):

Property	Ownership Interest	Acquisition Date	Investments in Real Estate	Above Market Lease	In-Place Lease	Below Market Ground Lease	Below Market Lease	Other Assets	Acquisition Date Fair-Value
Wexford BioPark Land Acquisition I, LLC(1) - UMB BioPark (Baltimore, MD)	67.50%	April 15, 2011	$15,705	$2,946	$2,731	$1,526	$—	$1,782	$24,690
Wexford 4320 Forest Park LLC - Cortex 1 Building (St. Louis, MO)	100.00%	September 10, 2012	22,608	409	3,990	1,700	(3,157)	40	$25,590
Total			$38,313	$3,355	$6,721	$3,226	$(3,157)	$1,822	$50,280
Weighted average intangible amortization life (in months)				168	131	718	101
____________

(1)	Represents the acquisition date fair-value, included the liabilities assumed and the 32.5% noncontrolling interest of a third party.

(4) Fair-Value of Financial Instruments

The Company’s disclosures of estimated fair-value of financial instruments at March 31, 2013, December 31, 2012 and December 31, 2011 were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair-value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair-value amounts.

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair-value due to the short-term nature of these instruments.

The Company utilizes quoted market prices to estimate the fair-value of its fixed-rate and variable-rate debt, when available. If quoted market prices are not available, the Company calculates the fair-value of its mortgage notes payable and other fixed-rate debt based on a currently available market rate assuming the loans are outstanding through maturity and considering the collateral. In determining the current market rate for fixed-rate debt, a market credit spread is added to the quoted yields on federal government treasury securities with similar terms to debt. In determining the current market rate for variable-rate debt, a market credit spread is added to the current effective interest rate.

At March 31, 2013, December 31, 2012 and December 31, 2011, the aggregate fair-value and the carrying value of the Company’s financial instruments were as follows (in thousands):

	March 31, 2013		December 31, 2012		December 31, 2011
	(Unaudited)
	Fair-value (1)	Carrying Value	Fair-value (1)	Carrying Value	Fair-value (1)	Carrying Value
Mortgage notes payable	$431,299	$428,246	$426,051	$422,515	$437,873	$426,032
____________

(1)	Fair-values of debt are classified in Level 2 of the fair-value hierarchy.

(5) Deferred Leasing Costs, net
As of March 31, 2013 and December 31, 2012 and 2011, deferred leasing costs consisted of the following (in thousands):

	March 31, 2013	December 31, 2012	December 31, 2011
	(Unaudited)
Deferred lease costs	$6,254	$6,116	$3,819
Deferred lease incentives	8,462	8,000	6,179
Below-market ground lease	3,226	3,226	1,526
In-place leases	6,721	6,721	2,731
Above-market leases	3,355	3,355	2,946
	28,018	27,418	17,201
Accumulated amortization	(3,750)	(3,129)	(1,429)
	$24,268	$24,289	$15,772

(6) Debt
The following is a summary of the Company's mortgage notes payable as of March 31, 2013, December 31, 2012 and December 31, 2011 (in thousands):

	Interest Rate (1)	Principal Balance
		March 31, 2013	December 31, 2012	December 31, 2011	Maturity Date
		(Unaudited)
WBG - 1 N. Poppleton Street/UMB - 801 W. Baltimore Street (2)	Principal and interest at a rate of 5.20%	$68,486	$68,747	$69,756	September 5, 2021
WFP - 4320 Forest Park	Interest only at a rate of 4.00%	21,000	21,000	—	September 10, 2014
WDAN - 1005 North Warson (2)	Principal and interest at a rate of LIBOR plus 350 Basis Points	14,146	14,228	10,723	November 1, 2013
HCAR - 1214 Research Boulevard (2)	Principal and interest at a rate of 3.00%	1,966	1,996	2,110	September 1, 2026
HCAR - 1214 Research Boulevard (2)	LIBOR plus 250 Basis Points	2,056	2,056	—	January 30, 2014
HCAR - 1214 Research Boulevard	Principal and interest at a rate of 6.15%	13,797	13,905	14,308	May 5, 2027
CRBI - 3440 South Dearborn (2)	Principal and interest at a rate of LIBOR plus 300 Basis Points	19,227	19,277	18,160	June 4, 2013
BLSRP - 800 West Baltimore Street	Principal and interest at a rate of 5.86%	12,633	12,733	13,107	May 15, 2025
BLSRP - 800 West Baltimore Street	Principal and interest at a rate of 6.20%	4,596	4,644	4,827	May 15, 2025
BLSRP - 800 West Baltimore Street (2)	Principal and interest at a rate of LIBOR plus 350 Basis Points	2,419	2,438	3,235	November 1, 2013
WMH - Northwest 7th Avenue and Northwest 20th Street (3)	Interest only at a rate of 0.18%	60,000	60,000	60,000	November 3, 2042
Wexford Miami, LLC (USCIS EB-5 Loan)	Interest only at a rate of 4.00%	20,000	20,000	14,500	February 1, 2016
WMH - Northwest 7th Avenue and Northwest 20th Street	Interest only at a rate of 8.00%	—	—	10,000	June 1, 2012
ODU - 4111 Monarch Way (2)	Principal and interest at a rate of 6.75%	16,092	16,144	16,327	December 1, 2015
ODU2 - 4211 Monarch Way (2)	Principal and interest at a rate of LIBOR plus 350 Basis Points	9,857	9,090	7,551	November 1, 2013
WSC2 - 3711 Market Street	LIBOR plus 250 Basis Points through February 1, 2014, then fixed principal payments commencing March 2014	45,900	37,466	37,900	February 26, 2016
WSC2 - 3711 Market Street	Principal and interest at a rate of 2.00%	—	2,591	2,740	October 1, 2027
UMB - 801 West Baltimore Street (2)	Quarterly principal payments of $25,000	475	500	600	November 1, 2017
UMB3 - 873 West Baltimore Street (2)(3)	Interest only at a rate of 0.18%	65,000	65,000	65,000	December 3, 2040
UMB3 - unimproved land (2)	LIBOR plus 325 Basis Points	2,700	2,700	2,614	November 1, 2013
WWS - 575 Patterson Avenue	LIBOR plus 350 Basis Points	—	—	20,794	January 1, 2013
WWS - 575 Patterson Avenue	LIBOR plus 350 Basis Points	—	—	3,780	January 1, 2013
WWS - 575 Patterson Avenue (2)	LIBOR plus 350 Basis Points	47,896	48,000	48,000	January 1, 2018
		$428,246	$422,515	$426,032
____________
(1) Variable rate debt was between 0.2% and 5.5% at March 31, 2013, between 0.2% and 5.5% at December 31, 2012, and between 0.2% and 5.5% at December 31, 2011.

(2)	Debt instrument was repaid in connection with the merger with BioMed Realty Trust, Inc. on May 31, 2013.
(3) Collateralized by M&T Bank letter of credit.

Aggregate annual maturities of the mortgage notes payable for each of the next five years and thereafter as of December 31, 2012 were as follows (in thousands):

2013	$92,558
2014	26,662
2015	21,548
2016	26,202
2017	6,628
Thereafter	248,917
$422,515

(7) Related Party Transactions
Amounts Due to Affiliates
As of March 31, 2013, December 31, 2012 and December 31, 2011, the Company had amounts due to affiliates totaling approximately $1.2 million which are classified within accounts payable, accrued expenses and other liabilities in the accompanying combined and consolidated balance sheets. These amounts represent project development oversight fees due to UCSC (an affiliate). The fees are payable from available cash flow in accordance with the terms and conditions of the agreements entered into for the Company's project located in Philadelphia, PA.
Related Party Leases
The Company, through one of its subsidiaries, entered into a lease agreement with UCSC (an affiliate), for space which will be used as a general office and soft landing laboratory space in the building located at 3711 Market Street in Philadelphia. The original lease was amended to include an expansion of the leased premises and requires UCSC to pay rent in the amount of approximately $1.0 million per year, with scheduled annual increases of 1.5% over the immediately preceding year's rent, through August 31, 2028. For the three months ended March 31, 2013 and 2012, rental income was approximately $295,000. For the years ended December 31, 2012 and 2011, rental income was approximately $1.2 million.
The Company, through one of its subsidiaries, has entered into a lease with Wexford Equities, LLC, its managing member, for space to be used for its corporate headquarters. The lease commenced on January 1, 2011 and terminates on December 31, 2017. During the lease term, the Company is required to pay base rent in the amount of $369,000 per year, payable in equal monthly installments with scheduled increases of 2% over the immediately preceding year's rent.

(8) Commitments under Operating Leases
Rent Expense
Rent expense under ground leases for the three months ended March 31, 2013 and 2012 was approximately $498,000 and $763,000, respectively. Rent expense under ground leases for the years ended December 31, 2012 and 2011 was approximately $2.2 million and $2.3 million, respectively. The following is a summary of the Company's commitments under ground leases and subleases as of December 31, 2012 (in thousands):

Entity	Term	Lease Termination	Rent Escalations	Total Future Minimum Rental Payments
WDAN	65 years	3/24/2074	Every 5 years based on CPI(1)	$7,656
ODU2	50 years	7/31/2059	10% every 5 years	5,790
ODU	50 years	4/1/2057	10% every 5 years	4,615
HCAR	55 years	5/31/2062	8% every 5 years	6,640
WBG	60 years	3/12/2064	2% annually (2)	4,949
CRBI	55 years	1/31/2061	2% annually (3)	11,042
WHL	65 years	12/31/2077	2.5% annually (4)	27,412
UMB2	75 years	1/31/2083	N/A (5)	N/A (5)
BLSRP	60 years	6/1/2065	49% every 20 years	2,267
WMH	60 years	4/16/2069	1.5% annually	65,215
				$135,586

(1) Scheduled increases equal to the Consumer Price Index (“CPI”) every five years over the prior year's rent.
(2) Scheduled rent payments will commence in 2014 with annual increases of 2% over the prior year's rent.
(3) Scheduled rent payments will commence in 2016 with annual increases of 2% over the prior year's rent.
(4) The straight-line impact will be capitalized through the completion of the project. Scheduled rent payments will commence in 2014 with annual increases of 2.5% over the prior year's rent.
(5) The amended and restated ground lease requires no payments to be made over the lease term (see Note 1).

Future minimum rental payments under the ground leases and subleases above are as follows (in thousands):

2013	$1,093
2014	1,283
2015	1,359
2016	1,530
2017	1,564
Thereafter	128,757
$135,586

Rental Revenue
WBG has also entered into parking space license agreements with various licensees for the use of parking spaces in its garage. The term of the licenses are generally from three to ten years and provide the licensees with options to renew for additional terms. The license fees range from $125 to $150 per month, with annual increases of 2% over the prior year's license fee for each subsequent year of the initial term. Future minimum rental receipts under the license agreements as of December 31, 2012 are as follows (in thousands):

2013	$427
2014	436
2015	444
2016	453
$1,760

WST, through its subsidiaries, has entered into lease agreements with various tenants for commercial space in its buildings. The term of the lease agreements range from three to 20 years. As of December 31, 2012, future minimum rental receipts under the non-cancellable commercial space leased by WST and its subsidiaries are as follows (in thousands):

2013	$39,038
2014	41,629
2015	44,033
2016	44,934
2017	45,376
Thereafter	391,458
$606,468

(9) Concentration of Credit Risk
The Company maintains cash and cash equivalents with financial institutions. The Company also maintains bond funded escrows and reserves. All escrows and reserves are held in trust accounts in the Company's name. At times, these balances may exceed the federal insurance limits; however, the Company has not experienced any losses with respect to its bank balances in excess of government provided insurance. Management believes that no significant concentration of credit risk exists with respect to these balances at March 31, 2013 and December 31, 2012.
(10) Commitments
Letters of Credit
WST and its subsidiaries have entered into letter of credit agreements with various banks. The letters of credit were obtained in connection with certain financing arrangements and permits related to the construction of rental property. As of March 31, 2013, December 31, 2012 and December 31, 2011, the outstanding letters of credit totaled approximately $130.1 million, $132.2 million and $132.1 million, respectively.
Management Agreements
The Company has executed various management agreements for the operation of its real estate projects with several unrelated entities. The term of these agreements generally range from one to three years. The lease agreements contain an extension option which can be exercised by the Company upon written notice or a provision whereby unless terminated in writing the term will be extended on a month-to-month basis. The monthly fees under these agreements are calculated based on the lesser of the amount of the monthly fees or a percentage of gross revenues, ranging from 1.5% to 2.0%. For the three months ended March 31, 2013 and 2012, management fees, included in rental operations, were approximately $188,000 and $142,000, respectively. For the years ended December 31, 2012 and 2011, management fees, included in rental operations, were approximately $795,000 and $536,000, respectively.
Construction Contracts
As of March 31, 2013 and December 31, 2012, the Company and its subsidiaries have executed construction contracts with various unaffiliated contractors for the construction of various research parks located in Maryland, Pennsylvania, Illinois, Virginia, Missouri, North Carolina, and Florida, with a remaining estimated cost to complete these contracts of approximately $143.3 million and $83.8 million, respectively. These costs are expected to be incurred, invoiced and paid based on the percentage of completion.
Litigation

Although the Company is involved in legal proceedings arising in the ordinary course of business, the Company is not currently a party to any legal proceedings nor is any legal proceeding threatened against the Company that management believes would have a material adverse effect on the Company's financial position, results of operations or liquidity.

(11) Subsequent Events
Management has evaluated the subsequent events of the Company through August 14, 2013 (the date the financial statements were available to be issued) and concluded that the following subsequent events require disclosure:
On May 31, 2013, the Company completed its merger with BioMed Realty Trust, Inc. The aggregate consideration paid was approximately $669 million, of which approximately $162 million was used to pay off a portion of the Company's outstanding debt (see Note 6).

BIOMED REALTY TRUST, INC.
BIOMED REALTY, L.P.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On May 31, 2013, BioMed Realty Trust, Inc., a Maryland corporation (the “Company”) and BioMed Realty, L.P. (the “Operating Partnership”) completed their merger (the “Merger”) with Wexford Science & Technology, LLC (“Wexford”).

The unaudited pro forma consolidated statements of operations of the Company and the Operating Partnership for the three months ended March 31, 2013 and the year ended December 31, 2012 are presented as if the Merger had occurred on January 1, 2012, and are based on the historical consolidated financial statements of the Company and the Operating Partnership and the historical combined and consolidated financial statements of Wexford after giving effect to the Merger, and after applying the assumptions and adjustments described in the accompanying notes to these unaudited pro forma consolidated statements of operations.

The unaudited pro forma consolidated statements of operations, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company and the Operating Partnership, and the notes thereto, included in the Company's and the Operating Partnership's quarterly report on Form 10-Q for the three months ended March 31, 2013 and their annual report on Form 10-K for the year ended December 31, 2012 filed with the U.S. Securities and Exchange Commission, and the historical combined and consolidated financial statements of Wexford, and the notes thereto, for the three months ended March 31, 2013 and the year ended December 31, 2012, filed herewith and included as Exhibit 99.1 to this current report on Form 8-K/A.

The unaudited pro forma consolidated statements of operations are provided for informational purposes only and are not necessarily indicative of the results that actually would have been realized had the transaction occurred on January 1, 2012, nor do they purport to project the Company's or the Operating Partnership's results of operations for any future period.

BIOMED REALTY TRUST, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2013
(In thousands, except share data)

			Pro Forma		BioMed Realty
	BioMed Realty	Wexford	Merger	Wexford	Trust, Inc.
	Trust, Inc.	Historical	Adjustments	Pro Forma	Pro Forma
			(AA)
Revenues:
Rental	$102,956	$10,444	$456	$10,900	$113,856
Tenant recoveries	32,637	3,021	—	3,021	35,658
Other revenue	24,857	220	—	220	25,077
Total revenues	160,450	13,685	456	14,141	174,591
Expenses:
Rental operations	40,553	6,821	—	6,821	47,374
Depreciation and amortization	60,764	6,620	2,228	8,848	69,612
General and administrative	10,028	1,130	(8)	1,122	11,150
Acquisition-related expenses	2,236	33	(1,887)	(1,854)	382
Total expenses	113,581	14,604	333	14,937	128,518
Income / (loss) from operations	46,869	(919)	123	(796)	46,073
Equity in net (loss) / income of unconsolidated partnerships	(319)	87	—	87	(232)
Interest expense, net	(25,902)	(3,910)	3,284	(626)	(26,528)
Other expense	(3,190)	—	(222)	(222)	(3,412)
Net income / (loss)	17,458	(4,742)	3,185	(1,557)	15,901
Net (income) / loss attributable to noncontrolling interests	(146)	326	(21)	305	159
Net income / (loss) attributable to the Company	17,312	(4,416)	3,164	(1,252)	16,060
Preferred stock dividends	(2,393)	—	—	—	(2,393)
Cost on redemption of preferred stock	(6,531)	—	—	—	(6,531)
Net income / (loss) available to common stockholders	$8,388	$(4,416)	$3,164	$(1,252)	$7,136
Net income per share available to common stockholders:
Basic and diluted earnings per share	$0.05				$0.04
Weighted-average common shares outstanding:
Basic	159,692,470		22,818,227		182,510,697
Diluted	162,713,677		23,155,187		185,868,864

See accompanying notes to unaudited pro forma consolidated statements of operations.

BIOMED REALTY TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2012
(In thousands, except share data)

			Pro Forma		BioMed Realty
	BioMed Realty	Wexford	Merger	Wexford	Trust, Inc.
	Trust, Inc.	Historical	Adjustments	Pro Forma	Pro Forma
			(AA)
Revenues:
Rental	$392,628	$37,199	$1,999	$39,198	$431,826
Tenant recoveries	120,793	11,109	—	11,109	131,902
Other revenue	4,746	965	—	965	5,711
Total revenues	518,167	49,273	1,999	51,272	569,439
Expenses:
Rental operations	152,219	24,550	—	24,550	176,769
Depreciation and amortization	196,844	28,094	5,178	33,272	230,116
General and administrative	38,025	6,953	(2,466)	4,487	42,512
Acquisition-related expenses	13,077	1,136	—	1,136	14,213
Total expenses	400,165	60,733	2,712	63,445	463,610
Income / (loss) from operations	118,002	(11,460)	(713)	(12,173)	105,829
Equity in net loss of unconsolidated partnerships	(1,389)	(32)	—	(32)	(1,421)
Interest expense, net	(99,608)	(14,301)	11,623	(2,678)	(102,286)
Other expense	(872)	—	(887)	(887)	(1,759)
Income / (loss) from continuing operations	16,133	(25,793)	10,023	(15,770)	363
(Income) / loss from continuing operations attributable to noncontrolling interests	(20)	1,935	(125)	1,810	1,790
Income / (loss) from continuing operations attributable to the Company	16,113	(23,858)	9,898	(13,960)	2,153
Preferred stock dividends	(14,603)	—	—	—	(14,603)
Income / (loss) from continuing operations available to common stockholders	$1,510	$(23,858)	$9,898	$(13,960)	$(12,450)
Income / (loss) from continuing operations per share available to common stockholders:
Basic and diluted loss per share	$—				$(0.08)
Weighted-average common shares outstanding:
Basic	152,752,086		22,818,227		175,570,313
Diluted	155,700,387		19,869,926		175,570,313

See accompanying notes to unaudited pro forma consolidated statements of operations.

BIOMED REALTY, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2013
(In thousands, except unit data)

			Pro Forma		BioMed
	BioMed	Wexford	Merger	Wexford	Realty, L.P.
	Realty, L.P.	Historical	Adjustments	Pro Forma	Pro Forma
			(AA)
Revenues:
Rental	$102,956	$10,444	$456	$10,900	$113,856
Tenant recoveries	32,637	3,021	—	3,021	35,658
Other revenue	24,857	220	—	220	25,077
Total revenues	160,450	13,685	456	14,141	174,591
Expenses:
Rental operations	40,553	6,821	—	6,821	47,374
Depreciation and amortization	60,764	6,620	2,228	8,848	69,612
General and administrative	10,028	1,130	(8)	1,122	11,150
Acquisition-related expenses	2,236	33	(1,887)	(1,854)	382
Total expenses	113,581	14,604	333	14,937	128,518
Income / (loss) from operations	46,869	(919)	123	(796)	46,073
Equity in net loss of unconsolidated partnerships	(319)	87	—	87	(232)
Interest expense, net	(25,902)	(3,910)	3,284	(626)	(26,528)
Other (expense) / income	(3,190)	—	(222)	(222)	(3,412)
Net income / (loss)	17,458	(4,742)	3,185	(1,557)	15,901
Net loss / (income) attributable to noncontrolling interests	8	326	(21)	305	313
Net income / (loss) attributable to the Operating Partnership	17,466	(4,416)	3,164	(1,252)	16,214
Preferred unit distributions	(2,393)	—	—	—	(2,393)
Cost on redemption of preferred units	(6,531)	—	—	—	(6,531)
Net income / (loss) available to unitholders	$8,542	$(4,416)	$3,164	$(1,252)	$7,290
Net income per unit available to unitholders:
Basic and diluted earnings per unit	$0.05				$0.04
Weighted-average units outstanding:
Basic	162,612,998		23,155,187		185,768,185
Diluted	162,710,786		23,155,187		185,865,973

See accompanying notes to unaudited pro forma consolidated statements of operations.

BIOMED REALTY, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2012
(In thousands, except unit data)

			Pro Forma		BioMed
	BioMed	Wexford	Merger	Wexford	Realty, L.P.
	Realty, L.P.	Historical	Adjustments	Pro Forma	Pro Forma
			(AA)
Revenues:
Rental	$392,628	$37,199	$1,999	$39,198	$431,826
Tenant recoveries	120,793	11,109	—	11,109	131,902
Other revenue	4,746	965	—	965	5,711
Total revenues	518,167	49,273	1,999	51,272	569,439
Expenses:
Rental operations	152,219	24,550	—	24,550	176,769
Depreciation and amortization	196,844	28,094	5,178	33,272	230,116
General and administrative	38,025	6,953	(2,466)	4,487	42,512
Acquisition-related expenses	13,077	1,136	—	1,136	14,213
Total expenses	400,165	60,733	2,712	63,445	463,610
Income / (loss) from operations	118,002	(11,460)	(713)	(12,173)	105,829
Equity in net loss of unconsolidated partnerships	(1,389)	(32)	—	(32)	(1,421)
Interest expense, net	(99,608)	(14,301)	11,623	(2,678)	(102,286)
Other (expense) / income	(872)	—	(887)	(887)	(1,759)
Income / (loss) from continuing operations	16,133	(25,793)	10,023	(15,770)	363
Loss / (income) from continuing operations attributable to noncontrolling interests	8	1,935	(125)	1,810	1,818
Income / (loss) from continuing operations attributable to the Operating Partnership	16,141	(23,858)	9,898	(13,960)	2,181
Preferred unit distributions	(14,603)	—	—	—	(14,603)
Income / (loss) from continuing operations available to unitholders	$1,538	$(23,858)	$9,898	$(13,960)	$(12,422)
Income from continuing operations per unit available to unitholders:
Basic and diluted loss per unit	$—				$(0.08)
Weighted-average units outstanding:
Basic	155,670,931		23,155,187		178,826,118
Diluted	155,670,931		23,155,187		178,826,118

See accompanying notes to unaudited pro forma consolidated statements of operations.

BIOMED REALTY TRUST, INC.
BIOMED REALTY, L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

1. Pro Forma Consolidated Statements of Operations

Adjustments relate to the pro forma adjustments made to give effect to the Merger in accordance with Regulation S-X Rule 11-02 and Rule 3-05. Specifically, in accordance with Rule 11-02(b)(6) pro forma adjustments should include adjustments which give effect to events that are directly attributable to the transaction and which are expected to have a continuing impact.

(AA) Reflects the Merger with Wexford on May 31, 2013 for aggregate consideration of approximately $669.1 million, excluding closing costs, which was funded by a cash payment, the issuance of equity and the assumption of debt, as if it closed on January 1, 2012.

Rental Revenue. The pro forma adjustment to rental revenue consists of : (i) approximately $447,000 and $1.6 million for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively related to above and below-market leases intangibles based on the preliminary purchase price allocation which are being amortized over the remaining non-cancellable term of the respective leases and (ii) approximately $9,000 and $359,000 for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively related to straight-line rents to adjust the historical Wexford straight-line rent revenue to the amount that would have been recognized had the Merger occurred on January 1, 2012.

Depreciation and Amortization Expense. The pro forma adjustment to depreciation and amortization is due to the depreciation of investment in real estate and in place lease values based on the preliminary purchase price allocation over the estimated remaining useful life of the assets and remaining non-cancellable term of the leases, respectively.

General and Administrative Expense. The pro forma adjustment for general and administrative expense related to nonrecurring consulting costs in the historical combined and consolidated financial statements of Wexford associated with the Merger.

Acquisition-Related Expense. The pro forma adjustment to acquisition-related expenses is due to costs incurred by the Company or Operating Partnership relating to the Merger.

Interest Expense, net. The pro forma adjustment to interest expense, net primarily related to interest expense associated with debt that was repaid in connection with the Merger and amortization of the debt premiums associated with debt that was assumed in the Merger.

Other Expense. The pro forma adjustment to other expense related to income taxes on properties held in a taxable REIT subsidiary subsequent to the Merger.

Net Loss / (Income) Attributable to Noncontrolling Interests. The pro forma adjustment to net loss / (income) attributable to noncontrolling interests related to noncontrolling interests that were redeemed in connection with the Merger.

Weighted-Average Shares Outstanding. The pro forma adjustment to weighted-average shares outstanding related to a common stock offering by the Company directly attributable to the Merger and shares of common stock issued by the Company to the sellers in connection with the Merger. For the year ended December 31, 2012, the outstanding operating partnership units were anti-dilutive to the calculation of pro forma diluted losses per share of the Company and as such were excluded from the calculation.

Weighted-Average Units Outstanding. The pro forma adjustment to weighted-average units outstanding related to operating partnership units issued by the Operating Partnership to the Company in exchange for the net proceeds of a common stock offering by the Company that was directly attributable to the Merger and operating partnership units issued by the Operating Partnership to the Company as a result of the issuance of shares of the Company's common stock to the sellers in connection with the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: August 14, 2013	BIOMED REALTY TRUST, INC.
By: /s/ Greg N. Lubushkin
Name: Greg N. Lubushkin Title: Chief Financial Officer

BIOMED REALTY, L.P.
By: BioMed Realty Trust, Inc.
its General Partner
By: /s/ Greg N. Lubushkin
Name: Greg N. Lubushkin Title: Chief Financial Officer